1 FOR IMMEDIATE RELEASE Time to HODL: VanEck Launches Spot Bitcoin ETF Investors finally have the ability to add bitcoin exposure via an ETF and can do so with VanEck, the first established ETF issuer to file for a bitcoin-linked ETF Bitcoin is one of CEO Jan van Eck’s key investment focuses for 2024 and the firm’s industry-leading research team sees a possible new all-time high for bitcoin in the coming months NEW YORK, NY (January 11, 2024) – VanEck is today launching the VanEck Bitcoin Trust, an exchange traded fund (ETF) that provides spot bitcoin exposure under the ticker, HODL. HODL will be competitively priced with an expense ratio of 0.25%. “VanEck was the first established ETF issuer to prioritize this type of product, and it has taken more than six years to get to this launch today. As an experienced asset manager with significant crypto expertise, we’re in a unique position to help investors who have been waiting for this kind of vehicle to begin their own bitcoin journey,” said Jan van Eck, CEO of VanEck, who named bitcoin one of the key opportunities to watch in 2024. VanEck has long advocated for the ETF wrapper as an effective and convenient solution for investors seeking bitcoin exposure without the need for self-custody. The firm was the first established ETF issuer to file for a futures-based bitcoin ETF in 2017 and followed that up with a filing for a spot bitcoin ETF in 2018. Despite regulatory headwinds in the U.S., the firm’s digital assets efforts continued with product development and investment globally. The firm’s European arm currently manages 12 crypto ETPs, and its MarketVector index subsidiary was the first to launch a definitive suite of digital asset indexes with its flagship Bitcoin & Ethereum Benchmark Rates. A complete timeline of VanEck’s door-opening efforts in digital asset thought leadership and product development can be found here. “This is an exciting day that marks a major inflection point in bitcoin’s utility and acceptance as a key building block of a well-diversified portfolio,” added Kyle DaCruz, Director, Digital Assets Product with VanEck. “For any investor who either cannot or does not wish to self-custody their bitcoin, HODL provides a well- constructed solution in the highly liquid ETF wrapper, backed by a firm that has been a pioneer in both ETFs and digital assets for many years.” VanEck has seeded HODL with $72.5 million—the largest seed capital compared to other spot bitcoin ETFs.1 As a further sign of its commitment to this space, VanEck intends to donate 5% of its profits from HODL to the non-profit Brink, a grassroots funding mechanism for developers critical to maintaining bitcoin’s core protocol, for at least 10 years. 1 Source: S-1 Filings as of 1/8/2024. MEDIA CONTACTS Chris Sullivan Craft & Capital 917.902.0617 chris@craftandcapital.com Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 January 11, 2024

vaneck.com | 800.826.2333 2 VanEck’s Digital Assets Fund Family Continues to Grow HODL joins a VanEck digital assets fund family that already includes the VanEck Ethereum Strategy ETF (EFUT) and the VanEck Bitcoin Strategy ETF (XBTF), which provide futures-focused exposure to key digital assets. The firm’s Digital Transformation ETF (DAPP) also provides exposure to those companies that are driving the growth of the digital assets economy (the fund recently crossed the $100 million AUM mark, bringing total firm assets in crypto- linked vehicles to nearly $1 billion globally). VanEck also offers several digital assets-focused private vehicles for institutions and accredited investors and was the first established global asset manager to market in Europe with a range of digital assets ETPs. VanEck’s X (formerly Twitter) feed, @vaneck_us, is a go-to source for updates on the firm’s digital asset efforts, and the firm’s digital assets research team, led by Matthew Sigel, is a prolific producer of insights on this space, which can be accessed here. About VanEck VanEck has a history of looking beyond the financial markets to identify trends likely to create impactful investment opportunities. We were one of the first U.S. asset managers to offer investors access to international markets. This set the tone for the firm’s drive to identify asset classes and trends – including gold investing in 1968, emerging markets in 1993, and exchange-traded funds in 2006 – that subsequently shaped the investment management industry. Today, VanEck offers active and passive strategies with compelling exposures supported by well-designed investment processes. As of November 30, 2023, VanEck managed approximately $84.8B in assets, including mutual funds, ETFs, and institutional accounts. The firm’s capabilities range from core investment opportunities to more specialized exposures to enhance portfolio diversification. Our actively managed strategies are fueled by in-depth, bottom-up research and security selection from portfolio managers with direct experience in the sectors and regions in which they invest. Investability, liquidity, diversity, and transparency are key to the experienced decision-making around market and index selection underlying VanEck’s passive strategies. Since our founding in 1955, putting our clients’ interests first, in all market environments, has been at the heart of the firm’s mission. Important Disclosures The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the VanEck Bitcoin Trust's (the "Trust") investment objectives, risks, charges and expenses. Investing involves risk, and you could lose money on an investment in the Trust. The value of Bitcoin and, therefore, the value of the Trust’s Shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. The Trust's investment objective is to reflect the performance of Bitcoin less the expenses of the Trust's operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin. The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Because shares of the Trust are intended to reflect the price of the Bitcoin held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting Bitcoin prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

vaneck.com | 800.826.2333 3 Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the Bitcoin held by the Trust (less its expenses), and fluctuations in the price of Bitcoin could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the Bitcoin represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of Bitcoin represented by each Share will decline over time. This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction. The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly-owned subsidiaries of Van Eck Associates Corporation. © Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017 The value of Ethereum (ETH) and Bitcoin (BTC) and the Funds’ Futures holdings, could decline rapidly, including to zero. You should be prepared to lose your entire investment. The VanEck Bitcoin Strategy ETF (“XBTF”) and the VanEck Ethereum Strategy ETF (“EFUT”) do not invest in BTC, ETH or other digital assets directly. The VanEck Digital Transformation ETF (“DAPP”) does not invest in digital assets directly or indirectly through derivatives. The further development and acceptance of digital asset networks, which is part of a new and rapidly changing industry, is subject to a variety of factors that are difficult to evaluate, the slowing, stopping or reversing of the development or acceptance of the digital asset networks may adversely affect the price of digital assets and therefore cause the Funds to suffer losses, regulatory changes or actions may alter the nature of an investment in digital assets or restrict the use of digital assets or the operations of the digital asset networks or venues on which digital assets trade in a manner that adversely affects the price of digital assets and, therefore, the Funds’s digital asset Futures. Digital assets generally operate without central authority (such as a bank) and are not backed by any government, digital assets are not legal tender and federal, state and/or foreign governments may restrict the use and exchange of digital assets, and regulation in the United States is still developing. Futures Contract Risk. The use of futures contracts involves risks that are in addition to, and potentially greater than, the risks of investing directly in securities and other more traditional assets. The market for digital asset Futures may be less developed, and potentially less liquid and more volatile, than more established futures markets. Digital assset Futures are subject to collateral requirements and daily limits that may limit the Fund’s ability to achieve its target exposure. Margin requirements for digital asset Futures traded on the Chicago Mercantile Exchange (“CME”) may be substantially higher than margin requirements for many other types of futures contracts. Futures contracts exhibit “futures basis,”” which refers to the difference between the current market value of the underlying digital asset (the “spot” price) and the price of the cash-settled futures contracts. This risk may be adversely affected by “negative roll yields” in “contango” markets. The Funds will “roll” out of one futures contract as the expiration date approaches and into another futures contract on a digital asset with a later expiration date. The “rolling” feature creates the potential for a significant negative effect on the Fund’s performance that is independent of the performance of the spot prices of the digital asset. A market where futures prices are generally greater than spot prices is referred to as a “contango” market. Therefore, if the futures market for a given commodity is in contango, then the value of a futures contract on that commodity would tend to decline over time (assuming the spot price remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. Extended period of contango may cause significant and sustained losses.

vaneck.com | 800.826.2333 4 An investment in the VanEck Ethereum Strategy ETF (EFUT) may be subject to risks which include, but are not limited to, risks related to market and volatility, investment (in ETH futures), ETH and ETH futures, futures contract, derivatives, counterparty, investment capacity, target exposure and rebalancing, borrowing and leverage, credit, interest rate, liquidity, investing in other investment companies, management, new fund, non-diversified, operational, portfolio turnover, regulatory, repurchase agreements, tax, cash transactions, authorized participant concentration, no guarantee of active trading market, trading issues, fund shares trading, premium/discount risk and liquidity of fund shares, U.S. government securities, debt securities, municipal securities, money market funds, securitized/mortgage-backed securities, sovereign bond, ETH-related company, ETH-related concentration, and equity securities risks, all of which could significantly and adversely affect the value of an investment in the Fund. An investment in the VanEck Bitcoin Strategy ETF (XBTF) may be subject to risks which include, among others market and volatility, investment, futures contract, derivatives, investments related to bitcoin and bitcoin futures, derivatives, counterparty, investment capacity, target exposure and rebalancing, borrowing and leverage, indirect investment, credit, interest rate, illiquidity, investing in other investment companies, management, new fund, non-diversified, operational, portfolio turnover, regulatory, repurchase agreements, tax, of cash transactions, authorized participant concentration, no guarantee of active trading market, trading issues, fund shares trading, premium/discount and liquidity of fund shares, U.S. government securities, debt securities, municipal securities, money market funds, securitized/asset-backed securities, and sovereign bond risks, all of which could significantly and adversely affect the value of an investment in the Fund. An investment in the VanEck Digital Transformation ETF (DAPP) may be subject to risks which include, among others, risks related to investing in digital transformation companies, special risk considerations of investing in European issuers, equity securities, small- and medium-capitalization companies, information technology sector, financials sector, foreign securities, emerging market issuers, market, operational, index tracking, authorized participant concentration, no guarantee of active trading market, trading issues, passive management, fund shares trading, premium/discount and liquidity of fund shares, non-diversified and industry concentration risks, all of which may adversely affect the Fund. Emerging market issuers and foreign securities may be subject to securities markets, political and economic, investment and repatriation restrictions, different rules and regulations, less publicly available financial information, foreign currency and exchange rates, operational and settlement, and corporate and securities laws risks. Small- and medium- capitalization companies may be subject to elevated risks. Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a Fund carefully before investing. To obtain a prospectus and summary prospectus, which contain this and other information, call 800.826.2333 or visit vaneck.com. Please read the prospectus and summary prospectus carefully before investing. © Van Eck Securities Corporation, Distributor, a wholly owned subsidiary of Van Eck Associates Corporation 666 Third Avenue, New York, NY 10017 Phone: 800.826.2333 Email: info@vaneck.com VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.